Exhibit 99.1

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2014 RESULTS

BOSTON, MA (7/30/14)—The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2014 net revenue of $231.6 million, an increase of $50.3 million or 28%, over the same period last year, mainly due to core shipment growth of 25%. Net income for the second quarter was $25.4 million, or $1.88 per diluted share, an increase of $5.7 million or $0.43 per diluted share from the second quarter of 2013. This increase was primarily due to shipment increases, partially offset by increased investments in advertising, promotional and selling expenses.

Earnings per diluted share for the 26-week period ended June 28, 2014 were $2.49, an increase of $0.53 from the comparable 26-week period in 2013. Net revenue for the 26-week period ended June 28, 2014 was $415.5 million, an increase of $98.2 million, or 31%, from the comparable 26-week period in 2013.

Highlights of this release include:

•	Depletions grew 23% and 28% from the comparable 13 and 26 week periods in the prior year.

•	Gross margin of 53.1% for the second quarter and 51.4% for first half, with the Company maintaining its full year gross margin target of between 51% and 53%.

•	Advertising, promotional and selling expense increased by $15.7 million or 31% in the quarter, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2014 depletions growth is now estimated to be between 20% and 24%, an increase from the previously communicated estimate of 16% to 20%.

•	Full year 2014 estimated earnings per diluted share remain unchanged at $6.00 to $6.40.

•	Full year 2014 capital spending is now estimated to be between $160 million to $185 million, a narrowing of the range from the previously communicated estimate of $160 million to $220 million.

Jim Koch, Chairman and Founder of the Company, commented, “We achieved depletions growth of 23% and record total depletions in the second quarter. I am tremendously proud of the efforts of our employees in achieving this record, while maintaining a focus on brewing quality and innovation. We believe that our depletions growth is attributable to strong sales execution and support from our distributors and retailers as well as our quality beers and strong brands. We were also delighted to learn that, for the sixth year in a row, our distributors ranked us the number one beer supplier in the industry, in the annual poll of beer distributors conducted by Tamarron Consulting, a consulting firm specializing in the alcohol beverage distribution industry. This is a testament to the efforts of all Boston Beer employees to service and support our distributors’ business and to the relationships we have built with them. Overall, our brand portfolio is healthy and we remain positive about the future of craft beer.”

Martin Roper, the Company’s President and CEO stated, “In the second quarter, our depletions growth benefited from the strength of our Samuel Adams, Angry Orchard and Twisted Tea brands. We believe that the growth we see in our main brands reflects a response to our increased investments in media, local marketing and point of sale and the efforts of our increased sales force, even as we face a more competitive environment. Accordingly, we have increased our expectations for full year depletions growth to between 20% and 24% to reflect the most recent trends. We are planning continued increases in investments in advertising, promotional and selling expenses behind existing brands in an attempt to maintain the momentum, as well as in innovation, commensurate with the opportunities and the increased competition that we see.”

Mr. Roper went on to say, “Our supply chain performance still remains below our expectations but is improving. The high demand levels and the large number of expansion and efficiency projects ongoing during the quarter caused us to experience higher operational costs than we had originally expected. We are also seeing pressure from our transportation suppliers and experiencing increased freight costs to secure the performance and capacity that we need. Despite our best efforts, we had some continued product shortages and service issues during the quarter. Many of our major capital projects were completed during the last 45 days, allowing us to focus more on training, process improvement and predictable operations. We are appreciative of the tremendous effort of our Brewery and Engineering teams to complete these projects successfully while we operate at peak levels. Looking forward, we expect a continued high level of brand and capital investments, as we pursue growth and innovation. We are prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

2nd Quarter 2014 Summary of Results

Depletions grew 23% from the comparable 13-week period in the prior year primarily due to increases in the Company’s Angry Orchard®, Samuel Adams® and Twisted Tea® brand products.

Core shipment volume was approximately 1.1 million barrels, a 25% increase compared to the second quarter of 2013.

The Company believes distributor inventory levels at June 28, 2014 were at appropriate levels. Inventory at distributors participating in the Freshest Beer Program at June 28, 2014 increased slightly in terms of days of inventory on hand when compared to June 29, 2013. The Company has over 65% of its volume on the Freshest Beer Program and it believes participation in the Program could reach up to 70% of its volume by the end of 2014.

Gross margin decreased to 53.1% from the 53.6% achieved in the second quarter of 2013. The margin decrease was a result of product mix effects and increases in packaging and ingredient costs that were only partially offset by price increases.

Advertising, promotional and selling expenses were $15.7 million higher than costs incurred in the second quarter of 2013. The increase was primarily a result of increased investments in media advertising, increased costs for additional sales personnel and commissions, point of sale and local marketing, and increased freight to distributors due to higher volumes.

General and administrative expenses increased $1.8 million compared to the second quarter of 2013, primarily due to increases in salary and benefit costs.

Year to Date 2014 Summary of Results

Depletions grew by 28% from the comparable 26-week period in 2013, primarily due to increases in Angry Orchard, Samuel Adams, and Twisted Tea brand products.

Core shipment volume was approximately 1.9 million barrels, a 28% increase from the comparable 26-week period in 2013.

Advertising, promotional and selling expenses were $33.6 million higher than costs incurred in the comparable 26-week period in 2013. The increase was primarily a result of increased investments in media advertising, point of sale and local marketing, increased costs for additional sales personnel and commissions, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $3.0 million from the comparable 26-week period in 2013, due to increases in salary and benefit costs and consulting costs.

The Company’s effective tax rate increased to 37% from 36% in the comparable 26-week period in 2013. The lower 2013 rate was primarily a result of the favorable impact of a federal income tax settlement of $0.07 per diluted share in 2013.

The Company expects that its June 28, 2014 cash balance of $31.3 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

Depletion estimates

Year-to-date depletions through the 29 weeks ended July 19, 2014 are estimated by the Company to be up approximately 27% from the comparable period in 2013.

Outlook

The Company has left unchanged its projected 2014 earnings per diluted share of between $6.00 and $6.40. The Company’s actual 2014 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 20% and 24%.

•	National price increases of approximately 2%.

•	Gross margins of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $37 million and $45 million, an increase of the range from the previously communicated estimate of $34 million to $42 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Increased expenditures of between $3 million and $5 million for continued brand investments in existing Alchemy & Science brands, which are included in our full year estimated increases in advertising, promotional and selling expenses. These estimates could change significantly and 2014 volume from these brands is unlikely to cover these and other expenditures related to these projects that could be incurred.

•	Effective tax rate of approximately 38%.

•	Capital spending of between $160 million and $185 million, which could be significantly higher, dependent on capital required to meet future growth. These estimates include capital investments for existing Alchemy & Science projects of between $7 million and $9 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager®, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 50 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the

Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution,

the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its single focus. Although Samuel Adams® beer is America’s largest-selling craft beer, it accounts for only one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. In addition to Samuel Adams beers and the other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company’s brands include Twisted Tea® and Angry Orchard® hard cider. For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2013 and December 29, 2012. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, July 30, 2014

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Income and Comprehensive Income:

(unaudited, in thousands, except per share data)
	June 28, 2014 (13 weeks)	June 29, 2013 (13 weeks)	June 28, 2014 (26 weeks)	June 29, 2013 (26 weeks)
Barrels sold	1,054	842	1,892	1,478

Revenue	$247,365	$194,939	$444,735	$341,351
Less excise taxes	15,754	13,607	29,279	24,087

Net revenue	231,611	181,332	415,456	317,264
Cost of goods sold	108,515	84,200	201,841	152,349

Gross profit	123,096	97,132	213,615	164,915
Operating expenses:
Advertising, promotional and selling expenses	65,922	50,178	127,179	93,627
General and administrative expenses	16,681	14,906	32,552	29,554

Total operating expenses	82,603	65,084	159,731	123,181

Operating income	40,493	32,048	53,884	41,734
Other income (expense), net:
Interest expense	(5)	(6)	(9)	(8)
Other income (expense), net	201	(220)	65	(342)

Total other income (expense), net	196	(226)	56	(350)

Income before income tax provision	40,689	31,822	53,940	41,384
Provision for income taxes	15,261	12,107	20,197	14,757

Net income	$25,428	$19,715	$33,743	$26,627

Net income per common share - basic	$1.95	$1.53	$2.59	$2.07

Net income per common share - diluted	$1.88	$1.45	$2.49	$1.96

Weighted-average number of common shares - Class A basic	9,196	8,765	9,097	8,737

Weighted-average number of common shares - Class B basic	3,770	4,007	3,837	4,055

Weighted-average number of common shares - diluted	13,486	13,462	13,461	13,484

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	—	—	—	—
Comprehensive income	$25,428	$19,715	$33,743	$26,627

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(unaudited, in thousands, except share data)
	June 28, 2014	Dec. 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$31,282	$49,524
Accounts receivable, net of allowance for doubtful accounts of $280 and $160 as of June 28, 2014 and December 28, 2013, respectively	57,762	42,001
Inventories	64,332	56,397
Prepaid expenses and other assets	15,334	10,644
Deferred income taxes	5,712	5,712

Total current assets	174,422	164,278

Property, plant and equipment, net	347,624	266,558
Other assets	8,141	9,556
Goodwill	3,683	3,683

Total assets	$533,870	$444,075

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$45,098	$34,424
Current portion of debt	55	53
Accrued expenses and other current liabilities	79,670	69,900

Total current liabilities	124,823	104,377

Deferred income taxes	32,293	32,394
Debt, less current portion	528	584
Other liabilities	4,496	4,635

Total liabilities	162,140	141,990

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,239,212 and 8,785,343 issued and outstanding as of June 28, 2014 and December 28, 2013, respectively	92	88
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,727,355 and 3,962,355 issued and outstanding as of June 28, 2014 and December 28, 2013, respectively	37	40
Additional paid-in capital	208,926	173,025
Accumulated other comprehensive loss, net of tax	(417)	(417)
Retained earnings	163,092	129,349

Total stockholders’ equity	371,730	302,085

Total liabilities and stockholders’ equity	$533,870	$444,075

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(unaudited, in thousands)
	June 28, 2014 (26 weeks)	June 29, 2013 (26 weeks)
Cash flows provided by operating activities:
Net income	$33,743	$26,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,391	11,463
Loss on disposal of property, plant and equipment	71	190
Bad debt expense	120	28
Stock-based compensation expense	3,937	3,782
Excess tax benefit from stock-based compensation arrangements	(8,131)	(4,825)
Deferred income taxes	(101)	(208)
Changes in operating assets and liabilities:
Accounts receivable	(15,881)	(12,029)
Inventories	(7,935)	(7,073)
Prepaid expenses and other assets	(3,500)	(7,910)
Accounts payable	2,724	3,583
Accrued expenses and other current liabilities	17,766	4,487
Other liabilities	116	(127)

Net cash provided by operating activities	38,320	17,988

Cash flows used in investing activities:
Purchases of property, plant and equipment	(88,451)	(45,563)
Decrease in restricted cash	55	62

Net cash used in investing activities	(88,396)	(45,501)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	—	(29,586)
Proceeds from exercise of stock options	23,126	2,216
Cash paid on notes payable	(53)	(62)
Excess tax benefit from stock-based compensation arrangements	8,131	4,825
Net proceeds from sale of investment shares	630	531

Net cash provided by (used in) financing activities	31,834	(22,076)

Change in cash and cash equivalents	(18,242)	(49,589)

Cash and cash equivalents at beginning of year	49,524	74,463

Cash and cash equivalents at end of period	$31,282	$24,874

Supplemental disclosure of cash flow information:
Income taxes paid	$7,605	$10,602

Acquisition of property and equipment under capital lease	$—	$252

Increase in accounts payable for purchase of property, plant and equipment	$7,950	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com